EXHIBIT 21 List of Subsidiaries

Name	Jurisdiction	% Ownership

Entertainment Technology Corporation	PA	100%
ETC International Corporation	Barbados	100%
ETC-PZL Aerospace Industries	Poland	95%
ETC-Europe	Great Britain	99%
ETC-Delaware	Delaware	100%
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